Exhibit 3

Names and Addresses of the Underwriters

HSBC Securities (USA) Inc.

Hudson Boulevard

New York, New York 10001

United States of America

Itau BBA USA Securities, Inc.

540 Madison Avenue, 24th Floor

New York, New York 10022

United States of America

Santander US Capital Markets LLC

437 Madison Avenue, 10th floor

New York, New York 10022

United States of America